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                                                                                                    EXHIBIT 12


                                                   NORTHWEST NATURAL GAS COMPANY
                                         Computation of Ratio of Earnings to Fixed Charges
                                           January 1, 1996 - March 31, 2001 (Thousands,
                                            except ratio of earnings to fixed charges)
                                                            (Unaudited)

                                                                                            Three
                                                                                           Months    12 Months
                                                    Year Ended December 31,                 Ended      Ended
                                   -----------------------------------------------------  March 31,  March 31,
                                      1996       1997       1998       1999       2000       2001       2001
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fixed Charges, as Defined:
  Interest on Long-Term Debt       $  23,176  $  24,904  $  27,389  $  27,728  $  29,987  $   7,520  $  30,043
  Other Interest                       3,448      4,500      4,909      2,778      3,628        729      3,316
  Amortization of Debt
   Discount and Expense                  865        730        714        699        735        202        757
  Interest Portion of
   Rentals                             1,798      2,111      1,986      1,707      1,628        407      1,628
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total Fixed Charges, as
   defined                         $  29,287  $  32,245  $  34,998  $  32,912  $  35,978  $   8,858  $  35,744
                                   =========  =========  =========  =========  =========  =========  =========

Earnings, as Defined:
  Net Income                       $  46,793  $  43,059  $  27,301  $  45,296  $  50,224  $  25,907  $  44,469
  Taxes on Income                     27,347     21,034     14,604     24,591     26,829     15,227     25,145
  Fixed Charges, as above             29,287     32,245     34,998     32,912     35,978      8,858     35,744
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

  Total Earnings, as defined       $ 103,427  $  96,338  $  76,903  $ 102,799  $ 113,031  $  49,992  $ 105,358
                                   =========  =========  =========  =========  =========  =========  =========

Ratio of Earnings to Fixed
 Charges                                3.53       2.99       2.20       3.12       3.14       5.64       2.95
                                   =========  =========  =========  =========  =========  =========  =========
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